Exhibit 10.27
November 3, 2022

Mr. Tony Kender

Re: Offer of Employment with PowerSchool Group, LLC
Dear Tony:

I am pleased to confirm our offer of employment with PowerSchool Group, LLC (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). The terms of our offer are as follows:

If you accept this offer, your start date will be November 7, 2022 (the “Start Date”), and you will report to Hardeep Gulati, Chief Executive Officer, in the position of Chief Revenue Officer. The position is remote- based, and will require regular business travel to the Folsom, CA headquarters and other business travel, including domestic and international.

Your starting base salary will be $405,000 USD annually, less deductions and withholdings required or authorized by law, and will be subject to review. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices.

Assuming you are in continuously good standing through the bonus payment date, you will be eligible each fiscal year to receive a discretionary bonus based on the Company and your performance. Assuming you and the Company meet all performance expectations, we estimate your target bonus will be 50% of your annual base salary. In addition, you will be eligible each fiscal year for a bonus of up to a 55% of your bonus eligible base earnings as a stretch bonus. Both bonus components will be awarded at the sole discretion of the Board of Directors of the Company based on the Board’s determination as to your achievement of predetermined personal and company performance targets. The bonus amounts will be issued less deductions and withholdings required or authorized by law. Any such bonus will be pro-rated in your first year of employment for the amount of time you have been employed by the Company.

Subject to Board of Directors of PowerSchool Holdings Inc. review and approval, you shall be eligible to receive Restricted Stock Units (RSUs) of PowerSchool Holdings, Inc. in 2022 in the amount of $5M and in 2024 in an amount anticipated to be between $2M and $3M, in each case as per the terms and conditions of PowerSchool Holdings Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time. Assuming your acceptance of this offer prior to November 7, 2022, the 2022 grant will be issued on December 1, 2022. The 2024 grant will be subject to review and approval by the Board of Directors and, assuming such approval, will be issued at the same time and in accordance with the terms of RSUs granted to other executives of the Company for the 2024 calendar year. For both grants, the value of the RSUs will be calculated based on the closing stock price on the date of issuance. If granted, the RSUs will vest over a period of four years, with the initial twenty-five percent (25%) vesting twelve months after grant, and the remaining grant vesting 6.25% each quarter thereafter. Eligibility for grant of RSUs is not a promise of compensation and is not intended to create any obligation, including relating to continuity of employment, on the part of the Company or its affiliates.

You will also be eligible to participate in regular health, dental and vision insurance plans; bonuses and other employee benefit plans established by the Company for its employees from time to time, so long as they remain generally available to the Company’s employees.

If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment equal to six (6) months of base pay, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless you (i) execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the

Exhibit 10.27
Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees or agents and you do not revoke such release during any applicable revocation period and (ii) have not breached the provisions of Sections 2 through 8 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. The Severance Pay shall be paid in equal monthly installments starting as of the month following the month in which any applicable revocation period for the release described above lapses, provided you have not revoked the release during such revocation period.

As an employee of the Company, you will have access to certain confidential information of the Company, its affiliates, the Company’s acquisitions, their customers, suppliers and other third parties and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will need to carefully consider and sign the Company's standard "Employee Confidentiality, Invention Assignment, Non- Solicit, Arbitration Agreement" (attached to this letter as Exhibit A) as a condition of your employment. So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached separately.

We also wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

As a condition of your employment, you will also be asked to abide by the Company’s policies and procedures, which may be amended from time to time, in the Company’s sole discretion. We consider the terms of this offer confidential and trust that you will treat it as such and use appropriate discretion.

While we look forward to a long and profitable relationship, your employment with the Company is at will. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter and/or the Employee Confidentiality, Invention Assignment, Non-Solicit, Non- Compete, Arbitration Agreement attached as Exhibit A) should be regarded by you as ineffective. Further, your participation in any benefit or other Company program is not to be regarded as assuring you of continuing employment for any particular period of time. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four
(4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all your duties and prohibit you from entering the Company’s offices.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources office.

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration. As a condition of your employment, you will need to carefully consider and voluntarily agree to and initial in Section 14, H of Exhibit A.

It should also be understood that all offers of employment are conditional on the Company’s completion of a satisfactory background check and drug test screen.

Should you agree to these terms and conditions, this letter, Exhibit A, and its Schedules constitute the entire agreement and understanding between you and the Company with respect to the subject matter of
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Exhibit 10.27
this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

This offer will remain open for three (3) business days from the date of this letter and is conditioned upon you starting work with us no later than the Start Date. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter and applicable Exhibits in the space indicated and return them to me. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Very truly yours,

/s/ Missy (Hallead) Forlani
Missy Forlani
Chief People Officer

I, Tony Kender, have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Tony Kender
Signature
11/03/2022
Date signed

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Exhibit 10.27

Exhibit A: EMPLOYMENT AND RESTRICTIVE COVENANTS AGREEMENT

This Employment and Restrictive Covenants Agreement (this “Agreement”) is made effective November 7, 2022 (the “Effective Date”), by and between [PowerSchool Group, LLC] (together with its affiliates and related companies, hereafter referenced as “Company”) and Tony Kender (hereafter referenced as “Employee”).

1.PURPOSE. In connection with Employee’s employment by the Company (the “Employment”), Employee and the Company wish to set forth the terms and conditions under which Employee will be employed by the Company, and certain restrictions applicable to Employee as a result of the Employment with the Company. This Agreement is intended: to allow the parties to engage in the Employment, with the Company giving Employee access to the Company’s customers, employees, and Confidential Information (as that term is defined below); to protect the Company’s business, information, and relationships against unauthorized competition, solicitation, recruitment, use, or disclosure; and to clarify Employee’s legal rights and obligations.

2.THE BUSINESS OF THE COMPANY. The Company is engaged in the business of investing and operating in software and technology-enabled businesses, including a continuous program of research, development, production and marketing (collectively the “Business” of the Company). Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information, trade secrets, customer relationships, customer goodwill, employee relationships, and the special investment and training given to Employee.

3.“AT WILL” EMPLOYMENT OF EMPLOYEE. Employee shall perform such duties or responsibilities as assigned to Employee from time to time. The Parties acknowledge that Employee’s employment by the Company at all times is and shall remain “at will,” and may be terminated by either Party at any time, with or without notice and with or without cause. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be employed by the Company.
a.Employee acknowledges that Employee’s duties shall entail Employee’s contact with the Company’s customers to whom Employee is introduced, to which Employee is assigned, whose accounts Employee shall oversee, or for which Employee otherwise is directly or indirectly responsible. Employee further acknowledges that Employee will be given the use of the Company’s Confidential Information. Employee acknowledges that the Company’s goodwill with its customers and customer prospects, as well as the Company’s Confidential Information, are among the most valuable assets of the Company’s Business. Accordingly, Employee hereby agrees, acknowledges, covenants, represents and warrants that at all times during Employee’s employment with the Company, Employee will faithfully perform Employee’s duties with the utmost loyalty to the Company, and will owe a fiduciary duty and duty of loyalty to the Company. Employee agrees that during employment, Employee will do nothing disloyal or adverse to the Company or the Company’s Business, or which creates any conflict of interest with the Company or the Business of the Company. Employee will abide by the policies of the Company at all times during Employee’s employment and acknowledges that the Company may unilaterally change its policies, practices, and procedures at any time, at the sole discretion of the Company. Employee understands and acknowledges that all equipment, communication devices, physical property, documents, information, data bases, furniture, accessories, premises, and any other items provided to Employee while employed by Company, shall at all times remain the sole property of the Company, and as such, Employee shall have no reasonable expectation of privacy when using such items.
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b.Employee acknowledges that Employee will be afforded an investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, suppliers, investors, joint venture partners, or other business relationships of the Company during the course of the Employment, and Employee’s position gives Employee a high level of influence or credibility with the Company’s customers, vendors, suppliers, or other business relationships. Employee understands and acknowledges that Employee will possess specialized skills, learning, abilities, customer contacts, or customer information by reason of working for the Company.

c.Employee acknowledges that, through Employee’s employment with the Company, Employee may customarily and regularly solicit customers and/or prospective customers for the Company, and/or engage in making sales or obtaining orders or contracts for products or services.

d.Aside from confidential information, intangibles and materials transferred to PowerSchool as a result of a PowerSchool acquisition, Employee understands that the Company has specifically instructed him/her to refrain from bringing to the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain, or have not been legally transferred or licensed to the Company, or that might constitute the confidential information or trade secrets of a prior employer. Employee agrees that when performing duties on behalf of the Company, he/she will not breach any invention assignment, proprietary information, confidentiality, noncompetition, non-solicitation or other similar agreement with any former employer or other party.

4.DUTY OF LOYALTY. Employee understands that his/her employment and provision of services on behalf of the Company requires Employee’s undivided attention and effort. Accordingly, during Employee’s employment, Employee agrees that he/she will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes not otherwise prohibited by this Agreement and will not require Employee to render any services, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Company, (iii) take steps, alone or with others, to engage in competition with the Company in the future, or (iv) appropriate for Employee’s own benefit business opportunities pertaining to the Company’s Business.

5.INVENTIONS
a.Prior Inventions. Employee agrees to separately complete Schedule 1, which will be attached hereto and is a complete and accurate list describing all Inventions (as defined below) which were conceived, discovered, created, invented, developed and/or reduced to practice by Employee prior to the commencement of his/her Employment that have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”). If there are no such Prior Inventions, Employee shall indicate on Schedule 1 that Employee has no Prior Inventions to disclose.

Employee acknowledges and agrees that if in the course of Employee’s employment, Employee incorporates or causes to be incorporated into a Company product, service, process, file, system, application or program a Prior Invention, Employee will grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

b.Disclosure and Assignment of Inventions. Employee agrees to promptly disclose to the Company in writing all Inventions (as defined below) that Employee conceives, develops and/or first reduces to practice or create, either alone or jointly with others, during the period of Employee’s Employment, and for a period of three (3) months thereafter, whether or not in the course of Employee’s Employment. Employee further assigns and agrees to assign all of Employee’s rights, title and interest in the Inventions to the Company. In the event that the Company is unable for any reason to secure

Employee’s signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of any Invention, Employee hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Inventions, all with the same legal force and effect as if executed by Employee

Employee acknowledges that he/she is not entitled to use the Inventions for Employee’s own benefit or the benefit of anyone except the Company without written permission from the Company, and then only subject to the terms of such permission. Employee further agrees that Employee will communicate to the Company, as directed by the Company, any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by the Company as directed by the Company.

For purposes of this Agreement, “Inventions” means, without limitation, any and all formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses that (i) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s Business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Employee on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets.

Employee recognizes that Inventions or proprietary information relating to Employee’s activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within three (3) months after termination of Employee’s employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while Employee was employed by the Company. Accordingly, Employee agrees that such Inventions and proprietary information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until Employee has established the contrary by clear and convincing evidence.

c.Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company specially commissions from Employee while Employee is employed also shall be deemed a work made for hire under the Copyright Act and if for any reason such work cannot be so designated as a work made for hire, Employee agrees to and hereby assigns to the

Company, as directed by the Company, all right, title and interest in and to said work(s). Employee further agrees to and hereby grants the Company, as directed by the Company, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works Employee creates during Employee’s Employment.

d.Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under applicable judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

e.Applicability to Past Activities. To the extent Employee has been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), Employee agrees that if and to the extent that, during the Prior Engagement Period: (i) Employee received access to any information from or on behalf of the Company that would have been proprietary information if Employee had received access to such information during the period of Employee’s Employment with the Company under this Agreement; or (ii) Employee conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of Employee’s Employment with the Company under this Agreement; then any such information shall be deemed proprietary information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

6.NONDISCLOSURE AGREEMENT.

a.Employee expressly agrees that, throughout the term of Employee’s Employment with the Company and at all times following the termination of Employee’s Employment from the Company, for so long as the information remains confidential, Employee will not use or disclose any Confidential Information disclosed to Employee by the Company, other than for the purpose to carry out the Employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and obtaining appropriate non-disclosure agreements). Employee shall not, directly or indirectly, use or disclose any Confidential Information to third parties, nor permit the use by or disclosure of Confidential Information by third parties. Employee agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Agreement to have such information for the benefit of the Company. Employee agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Employee’s attention. Employee acknowledges that if Employee discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for

Employee, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company.

b.Employee expressly agrees that Employee’s duty of non-use and non-disclosure shall continue indefinitely for any information of the Company that constitutes a Trade Secret under applicable law, so long as such information remains a Trade Secret.

c.Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

e.Nothing in this agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of my supervisor or anyone else affiliated with the Company to make any such reports or disclosures, and I am not required to notify my supervisor or anyone else affiliated with the Company that I have made such reports or disclosures.

7.RETURN OF COMPANY PROPERTY AND MATERIALS. Any Confidential Information, trade secrets, materials, equipment, information, documents, electronic data, or other items that have been furnished by the Company to Employee in connection with the Employment are the exclusive property of the Company and shall be promptly returned to the Company by Employee, accompanied by all copies of such documentation, immediately when the Employment has been terminated or concluded, or otherwise upon the written request of the Company. Employee shall not retain any copies of any Company information or other property after the Employment ends and shall cooperate with the Company to ensure that all copies, both written and electronic, are immediately returned to the Company. Employee shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Employee.

8.LIMITED NONCOMPETE AGREEMENT. To the extent enforceable by law, Employee expressly agrees that Employee will not (either directly or indirectly, by assisting or acting in concert with others) Compete with the Company during the Restricted Period within the Restricted Territory. Notwithstanding the foregoing, the Company and Employee agree to use best efforts to discuss whether any particular opportunity presented to the Employee would or would not result in the Employee being in a position to Compete with the Company. The Parties acknowledge that this provision is not intended to be a general prohibition on the Employee’s ability to work in any industry, such as education technology.

9.NONSOLICITATION OF CUSTOMERS/PROSPECTIVE CUSTOMERS. Employee expressly agrees that during the Restricted Period, Employee will not (either directly or indirectly, by assisting or acting in concert with others), on behalf of himself/herself or any other person, business, entity, including but not limited to on behalf of a Competing Business, call upon, solicit, or attempt to call upon or solicit any business from any Customer or Prospective Customer for the purpose of providing services substantially similar to the Services.

10.NONRECRUITMENT OF EMPLOYEES. Employee expressly agrees that during the Restricted Period, Employee will not, on behalf of himself/herself or any other person, business, or entity (either directly or indirectly, by assisting or acting in concert with others), solicit, recruit, or encourage, or attempt to solicit, recruit, or encourage any of the Company’s employees, in an effort to hire such employees away from the Company, or to encourage any of the Company’s employees to leave employment with the Company to work for a Competing Business.

11.REMEDIES; INDEMNIFICATION. Employee agrees that the obligations set forth in this Agreement are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Sections 8, 9 and 10 are necessary and reasonable in order to protect the Company’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships and the goodwill associated therewith. Employee expressly agrees that due to the unique nature of the Company’s Confidential Information, and its relationships with its customers and other employees, monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled: (a) to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages; and (b) to be indemnified by Employee from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Employee or enforcement action relating to Employee’s obligations under this Agreement.

12.INJUNCTIVE RELIEF; TOLLING. Notwithstanding the arbitration provisions contained herein, or anything else to the contrary in this Agreement, Employee understands that the violation of any restrictive covenants of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration. The Restricted Period as defined in this Agreement may be extended during the pendency of any litigation (including appeals) or arbitration proceeding, in order to give the Company the full protection of the restrictive covenants as described in this Agreement.

13.DEFINITIONS. For all purposes throughout this Agreement, the terms defined below shall have the respective meanings specified in this section.
a.“Customer” of the Company shall mean any business or entity with which Employee had Material Contact, for the purpose of providing Services, during the twelve (12) months preceding Employee’s termination date.

b.“Compete” shall mean to provide Competitive Services, whether Employee is acting on behalf of himself/herself, or in conjunction with or in concert with any other entity, person, or business, including activities performed while working for or on behalf of a Customer.

c.“Competitive Services” shall mean the business or process of researching into, developing, manufacturing, distributing, selling, supplying (including but not limited to technical and product support, professional services, technical advice and other customer services) education technology software and any other services then provided, conducted, authorized, or offered by the Company.

d.“Competing Business” shall mean any entity, including but not limited to any person, company, partnership, corporation, limited liability company, association, organization or other entity that provides Competitive Services.

e.“Confidential Information” shall mean sensitive business information having actual or potential value to the Company or its affiliates because it is not generally known to the general public or ascertainable by a Competing Business, and which has been disclosed to Employee, or of which Employee will become aware, as a consequence of the Employment with the Company, including any information related to: the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, services, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any such similar information. Confidential Information shall also include the track record and investment performance of Vista Equity Partners and its affiliated investment funds, as well as any information disclosed to the Company by a third party (including, but not limited to, current or prospective customers) that the Company is obliged to treat as confidential. Confidential Information may be in written or non-written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Employee acknowledges that the Company has taken reasonable and adequate steps to control access to the Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.

f.“Material Contact” shall mean actual contact between Employee and a Customer with whom Employee dealt on behalf of the Company; or whose dealings with the Company were coordinated or supervised by Employee; or who received goods or services from the Company that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s Employment with the Company; or whom employee contacted with the intent of establishing or strengthening a business or professional relationship for the Company.

g.“Prospective Customer” shall mean any business or entity with whom Employee had Material Contact, for the purpose of attempting to sell or provide Services, and to whom Employee provided a bid, quote for Services, or other Confidential Information of the Company, during the twelve (12) months preceding Employee’s termination date.

h.“Restricted Period” shall mean the entire term of Employee’s employment with the Company and a one (1) year period immediately following the termination of Employee’s employment, unless otherwise delineated or described in the “end notes and exceptions” at the end of this Agreement.

i.“Restricted Territory” shall mean the geographic area in which or with respect to which Employee provided or attempted to provide any Services or performed operations on behalf of the Company as of the date of termination or during the twelve (12) months preceding Employee’s termination date.

j.“Trade Secrets” shall mean the business information of the Company that is competitively sensitive, and which qualifies for trade secrets protection under applicable trade secrets laws, including but not limited to the Defend Trade Secrets Act. This definition shall not limit any broader definition of “trade secret” or any equivalent term under any applicable local, state or federal law.

k.“Services” shall mean the types of work product, processes and work-related activities relating to the Business of the Company performed by Employee during the Employment.

14.MANDATORY ARBITRATION CLAUSE; NO JURY TRIAL. A Party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement. Otherwise, Employee expressly agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the employment context.

a.Both the Company and Employee hereby agree that any claim, dispute, and/or controversy that Employee may have against the Company (or its owners, directors, officers, managers, employees, agents, insurers and parties affiliated with its employee benefit and health plans), or that the Company may have against Employee, arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) in conformity with the Federal Rules of Civil Procedure. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims Employee may have against the Company for any exemption misclassification, unpaid wages or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII, 42 USC Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Sarbanes-Oxley, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.

b.Nothing herein, however, shall prevent Employee from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar state agency (although if Employee chooses to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent Employee from filing an administrative claim for unemployment benefits or workers’ compensation benefits.

c.Nothing in the confidentiality or nondisclosure or other provisions of this Agreement shall be construed to limit Employee’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s Employment, or this Agreement. Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications. Employee also understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that disclosure of trade secrets to attorneys, in legal proceedings if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

d.In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the Parties and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws.

e.Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, Employer will bear all other fees, expenses and charges of the arbitrator.

f.Employee understands and agrees that all claims against the Company must be brought in Employee’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Employee understands that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis, as a private attorney general, or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Company employees (or any of them) or on behalf of other persons alleged to be similarly situated. Employee understands that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The Arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the Arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the Arbitrator.

g.Procedure. Employee and Company agree that prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. If respondent does not provide a written Response to the Demand, all allegations will be considered denied. The parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the American Arbitration Association (“AAA”)’s employment arbitration panel for the area. The arbitrator shall allow limited discovery, as appropriate in his or her discretion. The arbitrator’s award shall include a written reasoned opinion.

h.Employee understands, agrees, and consents to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of Employment with the Company. By initialing below, Employee acknowledges that Employee has read, understands, agrees and consents to the binding arbitration provision, including the class action waiver.
Employee’s Initials: TK

15.NOTICE OF VOLUNTARY TERMINATION OF EMPLOYMENT. Unless otherwise stated in Employee’s offer letter of employment, Employee agrees to use reasonable efforts to provide the Company fourteen (14) days written notice of Employee’s intent to terminate Employee’s Employment; provided, however, that this provision shall not change the at-will nature of the employment relationship between Employee and the Company. It shall be within the Company’s sole discretion to determine whether Employee should continue to perform services on behalf of the Company during this notice period.

16.NON-DISPARAGEMENT. During and after Employee’s Employment with the Company, except to the extent compelled or required by law, Employee agrees he/she shall not disparage the Company, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s Employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

17.NOTIFICATION OF NEW EMPLOYER. Before Employee accepts Employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while any of the provisions of Sections 8, 9 or 10 of this Agreement are in effect, Employee will provide such person or entity with written notice of the provisions of Sections 8, 9 and/or 10 and will deliver a copy of that notice to the Company. While any of Sections 8, 9 or 10 of this Agreement are in effect, Employee agrees that, upon the request of the Company, Employee will furnish the Company with the name and address of any new employer or entity for whom Employee provides contractor or consulting services, as well as the capacity in which Employee will be employed or otherwise engaged. Employee hereby consents to the Company’s notifying Employee’s new employer about Employee’s responsibilities, restrictions and obligations under this Agreement.

18.WITHHOLDING. To the extent allowed by applicable law, Employee agrees to allow Company to deduct from the final paycheck(s) any amounts due as a result of the Employment, including, but not limited to, any expense advances or business charges incurred on behalf of the Company, charges for property damaged or not returned when requested, and any other charges incurred that are payable to the Company. Employee agrees to execute any authorization form as may be provided by Company to effectuate this provision.

19.NO RIGHTS GRANTED. Nothing in this Agreement shall be construed as granting to Employee any rights under any patent, copyright, or other intellectual property right of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information of the Company other than the limited right to review and use such Confidential Information solely for the purpose of participating in the Employment for the benefit of the Company.

20.SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns and licensees. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; however, the Company may assign its rights hereunder without Employee’s consent, whether in connection with any sale, transfer or other disposition of any or all of its business or assets or otherwise.

21.SEVERABILITY AND REFORMATION. Employee and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing maximum reasonable protection to the Company’s legitimate business interests. Such modification shall not affect the remaining provisions of this Agreement. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable. Paragraphs 6, 8 and 9 and each restrictive covenant within them are intended to be divisible and to be interpreted and applied separately and independently.

22.ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the Parties relating to the subject matters contained herein. No term of this Agreement may be amended or modified unless made in writing and executed by both Employee and an authorized agent of the Company. This Agreement replaces and supersedes all prior representations, understandings, or agreements, written or oral, between Employee and the Company with regard to restrictive covenants, post-employment restrictions, and mandatory arbitration.

23.WAIVER. Failure to fully enforce any provision of this Agreement by either Party shall not constitute a waiver of any term hereof by such Party; no waiver shall be recognized unless expressly made in writing and executed by the Party that allegedly made such waiver.

24.CONSTRUCTION. The Parties agree that this Agreement has been reviewed by each Party, each Party had an opportunity to make suggestions about the provisions of this Agreement, and each Party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The Parties agree that this Agreement shall not be construed or interpreted more harshly against one Party merely because one Party was the original drafter of this Agreement.

25.COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

26.THIRD-PARTY BENEFICIARIES. Employee specifically acknowledges and agrees that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

27.NOTICES. Notices regarding this Agreement shall be sent via email or to the mailing addresses of the Parties as set forth in the signature block to this Agreement.

28.GOVERNING LAW AND FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the Federal Arbitration Act. Any non-arbitration-covered disputes shall be resolved under the substantive laws and in the jurisdiction of the state where Employee most recently worked for the Company.

29.EMPLOYEE’S RIGHT TO CONSULT WITH COUNSEL. Employee acknowledges that Employee has been provided an opportunity, and has been made aware of Employee’s right, to consult with counsel of his or her choosing prior to signing this Agreement, including specifically (but without limitation) the LIMITED NONCOMPETE AGREEMENT set forth in Paragraph 8, above.

30.ENDNOTES AND EXCEPTIONS. Certain foregoing provisions of this Agreement are hereby modified in certain states as described in the following subparagraphs.
a.Paragraph 6: The “Nondisclosure Agreement” shall apply not for the entire time period following Employee’s Employment, but rather shall apply only during the Restricted Period, in the following states: Arizona, Florida, Illinois, Indiana, New Jersey, Virginia and Wisconsin. Additionally, to the extent Paragraph 6.a applies in Wisconsin to Confidential Information that does not constitute a trade secret under applicable law, it shall apply only in geographic areas where the unauthorized disclosure or use of Confidential Information would be competitively damaging to the Company.

b.Paragraph 8: The “Limited Noncompete Agreement” at paragraph eight (8) of this Agreement does not apply to North Dakota employees doing business in North Dakota and does not apply to Oklahoma employees doing business in Oklahoma. With respect to Washington employees doing business in Washington, in consideration of the post- employment restriction, and only if the Company elects to enforce such restriction, the Company will pay Employee sufficient monetary consideration as appropriate under the circumstances and as required by law. With respect to Massachusetts employees doing business in Massachusetts, (i) it shall apply only during the term of Employee’s employment with the Company and the one (1) year period immediately following the termination of Employee’s employment; (ii) it shall not apply at all if Employee was laid off from work or terminated without cause; (iii) Employee shall have a right to consult with counsel before executing this Agreement; and (iv) in consideration of the post-employment restriction, and only if the Company elects to enforce such restriction, the Company will pay Employee sufficient monetary consideration as appropriate under the circumstances.

c.Paragraph 9: The “Nonsolicitation of Customers/Prospective Customers” provision shall apply not to any Prospective Customer, but rather shall apply only to any Customer, in the following states: Illinois, Maryland, Massachusetts, Missouri, Nebraska, New Hampshire, New Jersey, North Carolina, Oklahoma, and Wisconsin. Additionally, in Wisconsin, Paragraph 9 shall not apply to “attempts.” Additionally, the Nonsolicitation of Customers/Prospective Customers provision at paragraph nine (9) of this Agreement does not apply to North Dakota employees doing business in in North Dakota.

d.Paragraph 10: “Nonrecruitment of Employees” shall not apply in Wisconsin. The Restricted Period for the non-recruitment of Company employees in Paragraph 10 shall be eighteen (18) months in the following states: Alabama.

e.Paragraph 12: The final sentence of Paragraph 12 shall not apply in the following states: Arkansas, Louisiana, and Wisconsin.

f.Paragraph 13(c): The definition of “Competitive Services” shall mean the business or process of researching into, developing, manufacturing, distributing, selling, supplying (including but not limited to technical and product support, professional services, technical advice and other customer services) education technology software and any other services then provided, conducted, authorized, or offered by the Company.

g.Paragraph 13(e): “Confidential Information” The definition of Confidential Information shall include only information that has actual value to the Company in the following States: Wisconsin.

h.Paragraph 13(h): “Restricted Period” shall mean the entire term of Employee’s Employment with the Company and a one (1) year period immediately following the termination of Employee’s Employment, in the following states: Arizona; Missouri; Montana, New Mexico, Utah, and Wyoming. “Restricted Period” shall mean the entire term of Employee’s Employment with the Company and a twelve (12) month period immediately following the termination of Employee’s Employment, in the following states: Alabama, Oregon and Washington. “Restricted Period” shall mean a twelve (12) month period immediately following the termination of Employee’s Employment but does not include the entire term of Employee’s employment with the Company, in the following states: North Carolina.

i.Addendums. For Illinois, Louisiana, or Oregon, please see the attached Addendum.

The Parties have executed this Employment and Restrictive Covenants Agreement, which is effective as of the Effective Date written above.

For Employee:		For Company:
Signature:	/s/ Tony Kender	Signature:	/s/ Missy (Hallead) Forlani
Printed Name:	Tony Kender	Printed Name:	Missy Forlany
Date:	11/03/2022	Title:	Chief People Officer
		Date	11/03/2022

Schedule 1 – to be attached to previously executed Employment and Restrictive Covenants Agreement (List of Employee’s Prior Inventions)

TK By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached;

OR

By initialing here, I represent and warrant that I do have Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached, and I have included a complete and accurate list of Prior Inventions below.

Please email TO@powerschool.com for further assistances if more space is needed.

For Employee:
Signature:	/s/ Tony Kender
Printed Name:	Tony Kender
Date:	11/03/2022

Exhibit B
Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties; (ii) your engagement in illegal or improper conduct or in gross misconduct; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement, or any other agreement between you and the Company; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6-month period, as determined in the sole discretion of the Board.

“Good Reason” means that you voluntarily terminate your employment with the Company given there has been without your written consent:

a.a material, adverse change in your duties or responsibilities with the Company; provided, a temporary change in the office or executive to whom you report shall not, by itself, constitute such a material, adverse change;

b.a reduction in your then current base salary by more than 20% or a reduction in your base salary by less than 20% which is not applied to similarly ranked employees;

c.a relocation of your principal office for the Company (for purposes of clarity, other than reasonable travel in the course of performing your duties for the Company) to a location more than fifty (50) miles from Folsom, California; and/or

d.a material breach by the Company of any offer letter or employment agreement between you and the Company; provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within ninety (90) days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason and (ii) the Company must have thirty (30) days following delivery of such notice to cure such event.

All references to the Company in these definitions shall include parent, subsidiary, affiliate, and successor entities of the Company.

PowerSchool Annual Discretionary Employee Performance and Individual Contribution (EPIC) Bonus Plan Document

Purpose:

The purpose of the Employee Performance and Individual Contribution (EPIC) Bonus Plan is to provide incentives and rewards for the employees of PowerSchool Group LLC, PowerSchool Canada ULC, and PowerSchool India PLC (hereinafter called “the Company”). The Plan aims to provide all full-time, regular active employees of the Company with a financial interest in the performance of the company, as well as their own personal performance.

EPIC Bonus Plan Effective Date:

The Plan resets annually on each January 1st through December 31st period.

EPIC Bonus Plan Performance Measurement Period:

January 1st through December 31st.

EPIC Bonus Plan Eligible Employees:

Employees are eligible to participate in the Company EPIC plan if they are designated as an eligible employee in an offer letter or compensation letter signed by a member of the Talent organization or organizational executive. All full- time employees and/or grandfathered employees who are not participating in any other variable compensation plan (e.g., those in positions that carry a quota or those covered by a different performance incentive plan) and whose annual performance rating “meets expectations” or higher are considered eligible. Employee’s whose performance is rated less than “meets expectations” during the annual overall performance check-in are not eligible to receive either the individual or Company performance bonus component for the bonus performance period. Eligibility for EPIC bonus plan payments for employees who are placed on a Performance Improvement Plan during the performance measurement period will be at management discretion based on sustained demonstrated satisfactory performance. Employees who resign their employment with the Company at any time prior to the Company’s final determination and payout of the EPIC Bonus Plan are not eligible to receive any EPIC Bonus Plan payment. Employees who are terminated by the Company (e.g., company restructuring or without “Cause” as determined by the Company in its reasonable discretion) may remain eligible to receive an EPIC Bonus Plan payment subject to meeting the other criteria set forth herein and as determined by the Company’s CEO and CFO. Company CEO and CFO maintain discretion to pay in exceptional cases where otherwise employees would not be eligible.

Employees’ bonus calculation will be pro-rated based upon bonus eligible earnings received through December 31st of the measured performance year. Employees hired in the final performance quarter (i.e., October 1 through December 31) may be eligible to receive the standard company achievement component and the default individual achievement component will be equivalent to a “meets expectations” rating. Managers do have the discretion to change this.

Employee on Leave of Absence:

Employees on paid leave remain eligible under the EPIC Bonus Plan subject to the other conditions set forth herein and specific country requirements. EPIC Bonus Plan calculations will be based on the bonus eligible year-to-date earnings received during the EPIC Bonus Plan performance measurement period.

Full-Time Employee Status:

Regular active, full-time employees as defined in the Company’s Employee Handbook are eligible.

Employees transitioning from full-time to part-time status or part-time to full-time status during the bonus year are eligible for a pro-rated EPIC bonus based on eligible wages earned for the period as a full-time employee. All terms and conditions of the plan as well performance conditions must be met.

Measurement of Earnings Received:

Earnings Received consists of the following:
•Gross base wages paid during the performance period (generally year to date wages)
•Overtime wages
•Paid leave wages (Discretionary/Paid Time Off, Bereavement, Jury Duty, and all other Company paid leaves)

Performance Bonus:

The EPIC Bonus Plan is a shared performance-based plan. Annual bonus payments under the EPIC Bonus Plan will be based on the following calculation:

Fifty percent (50%) of the annual bonus is based upon the Company’s attainment of its annual financial and other performance targets set by the Company’s Board of Directors in consultation with the CEO and CFO. Company CEO and CFO maintain the discretion to adjust percent attainment(s) based on business conditions.

Fifty percent (50%) of the annual bonus is based upon individual performance. Payout determinations will be calculated by the Company based upon a combination of the quarterly performance ratings, 9 Box rating and performance goal attainment along with other related performance considerations. Managers have discretion to assign the individual achievement rating, provided organizational budgets are also met. The Company, in its sole discretion, will determine whether an employee attained a percentage of any individual performance objective or goal, and may consider pro-rata results when assessing the employee’s achievement of his/her overall performance results. Final determination of any individual performance achievement for the measured bonus period must be agreed to and approved by the employee’s manager and appropriate executive management member.

Whether and how much of a bonus has been earned, and determination of whether an employee is in good performance standing, is at the sole discretion of the Company.
Example (for illustrative purposes only):

Base salary of $30,000 Target bonus of 10%

Target bonus amount of $3000 Company Achievement: 90%

Personal Achievement: 80% (Based Upon)
Personal Performance Rating: 3 Personal Goal
Attainment: 80%
Bonus Paid: $2550
$1500 x 90% (company achievement) = $1350
$1500 x 80% (personal achievement) = $1200

Payment Date:

Upon final determination by the Company’s management, executive management and the Company’s Board of Directors, the Company EPIC Bonus Payments are generally paid within three months of the close of the applicable measurement period, after finalization of the Company financial statements related to such period and confirmation of employee performance.

Plan Provisions

The Company reserves the right to modify any provision of the Company EPIC plan at any time at its sole discretion via a writing signed by the Vice President, Talent. Eligible EPIC Bonus Plan amounts are targeted projections and not guaranteed amounts in any manner. EPIC Bonus Plan amounts are subject to change by the Company in its sole discretion and may be based upon such factors as the Company’s performance and applicable business and economic conditions. Payment of any sum under the EPIC Bonus Plan is at and subject to the full discretion of the Company. No EPIC Bonus Plan performance consideration shall be deemed earned unless and until: (1) the employee meets all required eligibility criteria; and (2) after final determination of EPIC Bonus Plan payment criteria have been made by the CEO and CFO in consultation with the Company’s Board of Directors.

The Company reserves the right to issue discretionary bonus compensation throughout the year, outside of the scope of this plan, based on business conditions and individual performance. Compensation may be issued in the form of cash and equity.

Participation in the Company EPIC Bonus Plan does not modify the “at will” status of any employee or other country respective written employment terms and conditions, as applicable. It is also not a guarantee of future employment.
Job Description

Role Purpose

As the Chief Revenue Officer, you are responsible for the strategy and execution of achieving the company’s revenue goals. You will have direct oversight of all revenue-generating activities at PowerSchool. The Chief Revenue Officer will serve as a member of the Executive Leadership Team, reporting to our Chief Executive Officer.

Duties and Responsibilities

Essential duties and responsibilities include the following. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Strong Leadership & Accountability
•Take ownership and accountability for all revenue targets and sales projections on a global basis. Ensure global sales, marketing and business development strategies are capable of exceeding aggressive revenue targets and projections
•Hire, develop, and retain a strong team of players and build a culture of execution and accountability
•Proven ability to lead through major change and transformation
•Ability to adapt to shifting priorities

Create & Reinforce Culture and Talent Development
•Strong experience building high-performing teams
•Ability to create an infrastructure to challenge and develop talent over time
•Create a system of recognition and rewards based on performance
•Maintain a culture of constant coaching and internal improvement
•Identification of “team fit” and managing out those that are not aligned

Partner on Go-to-Market Strategy
•Help determine where we should play, how will we win, and those resources are allocated accordingly. Identify and understand market trends to help determine overall growth strategy and market positioning. Optimize customer segmentation and targeting, ensuring seller resources and marketing budget is prioritized to for highest ROI
•Determine appropriate mix of sales motion among outside field, inside virtual, partner channel and online

•Understand buyer profiles and trend to determine overall value proposition
•Metrics owned: Revenue, Bookings and EBITDA growth and performance to plan; go-to-market ROI defined as Customer Lifetime Value divided by Customer Acquisition Cost

Optimize Marketing Engagement
•Ensure company engages existing customers and new prospects in ways aligned to buyer preferences to build qualified pipeline for the sales organization
•Define brand value and ROI value messaging aligned to relevant buyer personas
•Create demand generation and lead management engine, optimizing strong digital presence via mobile web site, SEO and peer review communities
•Metrics owned: number of qualified MQL vs plan; MQL to SAL conversion; Marketing-Originated Bookings %; overall Return on Marketing Investment

Create a Growing & Predictable Sales Engine
•Build a productive sales team who provides value to customers and prospects while achieving highly consistent and accurate forecasts, comprised of highly recurring revenue and long-term customer contracts
•Hire effective sellers into the optimal organizational structure and train them to achieve their potential
•Create a culture of high sales performance and recognition, utilizing compensation and budgets to motivate high value selling
•Build and execute process and tools necessary to scale the revenue engine
•Metrics owned: qualified pipeline; win rate; ensuring enough ramped sellers to achieve plan; % reps achieving quota; predictable and consistent forecast

Partner with Customer Success Organization to Help Build Loyalty
•Work with CSM organization to ensures customers are achieving objectives promised and promoting the ROI they are experiencing
•Ensure strong services implementation and responsive and effective customer support
•Metrics owned: customer NPS; renewal rates; net revenue retention

Collaborate Effectively with Stakeholders
•Report regularly to the company, Board of Directors, and investors
•Work well with our primary private equity owner, Vista Equity Partners, embracing and adding to library of best practices and contributing to Vista’s strong community of companies and leaders

Qualifications

To be considered for and to perform this job successfully, an individual must be able to perform each essential duty and responsibility satisfactorily. The requirements listed below are representative of the knowledge, skill and/or ability required.

Required Education and Experience Qualifications include:
•10+ years in diversified leadership roles, driving and implementing revenue growth
•Proven track record of growing revenue through new product development, marketing, branding, and partnerships
•Proven experience developing and executing business strategy
•Significant general management and P&L experience
•Ability to craft and execute a business strategy
•History of decision-making based on business metrics
•Inspirational leadership style and hands-on approach

Environmental Factors
•Constant indoor collaborative work environment in close contact with co-workers

•Frequent social interactions and interruptions
•Frequent work under time restraints
•Occasional travel
Physical Requirements
Lifting/Carrying:
•Occasionally carrying items weighing under 10 lbs.
•Rarely carrying items weighing between 11-20 lbs.

Twisting/Turning:
•Occasionally reaching over shoulder
•Overhead and reaching outward
•Occasionally bending
•Frequently walking normal surfaces
•Constant sitting

Other:
•Constant use of keyboard, fine dexterity, grasping, holding
•Constant repetitive motion – hands

Comments:

This job description is intended to convey information essential to understanding the scope of the job and the general nature and level of work performed by job holders within this job. However, this job description is not intended to be an exhaustive list of qualifications, skills, efforts, duties, responsibilities or working conditions associated with the position. Duties, responsibilities, and activities may change at any time with or without notice. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions of the job.

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